Exhibit 10.2

CRA INTERNATIONAL, INC.

CASH INCENTIVE PLAN
SERVICE CASH AWARD AGREEMENT

Name of Grantee:

Award Amount:

Grant Date:

CRA INTERNATIONAL, INC. (the “Company”) has selected you (“Grantee”) to receive a cash award in the amount set forth above (the “Award”), subject to the terms set forth on Appendix A hereto and the attached Statement of Terms and Conditions, each of which is incorporated herein by reference and made a part of this Service Cash Award Agreement, and to the provisions of the Company’s Cash Incentive Plan, as may be amended from time to time (the “Plan”). By signing below you both accept this Award and acknowledge that you have read, understand, agree to and accept this Service Cash Award Agreement (the “Agreement”), the Plan and the Company’s current Ownership Guidelines (as defined below).

Condition:

This Award and any distributions of cash payable in respect thereof are subject to the Company’s stock and cash ownership guidelines, as in effect from time to time (the “Ownership Guidelines”).

Signed as a Massachusetts agreement under seal as of the Grant Date:

CRA INTERNATIONAL, INC.

By: Paul Maleh, President and CEO	{Insert Holder name}

Appendix A

Vesting Schedule

Vesting Date	Percentage of Award Vested	Dollar Amount Vesting
	25%	$
	50%	$
	75%	$
	100%	$

STATEMENT OF TERMS AND CONDITIONS

Service Cash Award

This Award represents the right to receive an amount in cash equal to the Award Amount subject to the vesting schedule set forth in Appendix A and the other terms and conditions set forth herein, to be distributed on the vesting dates specified therein (each, a “Vesting Date”).  Capitalized terms used, but not defined, herein shall have the meanings ascribed to them in the Award and, if not therein, in the Plan.  For purposes of this Agreement, “Company” shall also mean all of the Company’s subsidiaries.  The Company agrees to grant you the Award, subject to the terms and conditions of the Plan and this Agreement as follows:

1.                                      Acceptance of Award.  The Grantee shall have no rights with respect to this Award unless he/she shall have accepted this Award by signing and delivering to the Company a copy of this Agreement within thirty (30) days of the Grant Date indicated on the first page of this Agreement.

2.                                      Vesting of Award.

The Award shall vest in accordance with the schedule set forth in Appendix A, conditioned upon the Grantee’s continued employment with the Company as of each Vesting Date.  Notwithstanding the foregoing, the interest of the Grantee in the Award shall vest as to 100% of the then unvested portion of the Award upon the Grantee’s termination of employment with the Company due to death or disability.  Whether such termination is due to disability shall be determined by the Company in its sole discretion.

3.                                      Forfeiture.

If employment with or service for the Company as an employee is terminated by the Company or by the Grantee for any reason (other than death or disability), the balance of the Award Amount that has not vested at the time of the Grantee’s termination of employment shall be forfeited by the Grantee.

4.                                      Duties; Disputes.

(a)                                 In performing its duties under this Agreement, the Company shall be entitled to rely upon any statement, notice, or other writing that it shall in good faith believe to be genuine and to be signed or presented by a proper party or parties or on other evidence or information deemed by it to be reliable.  In no event shall the Company be liable for any action taken or omitted in good faith.  The Company may consult with its counsel or counsel of any of the other parties hereto and, without limiting the generality of the preceding sentence, shall not be held liable for any action taken or omitted in good faith on advice of such counsel.

(b)                                 It is further agreed that if any controversy arises, between the parties hereto or with any third person, with respect to the Award or any part of the subject matter of this Agreement, its terms or conditions, the Company shall not be required to take any actions in the premises, but may await the settlement of any such controversy by final appropriate legal proceedings or otherwise as it may require, notwithstanding anything in this Agreement to the contrary, and in such event the Company shall not be liable for interest or damages.

(c)                                  The provisions of this Section 4 shall survive the expiration or earlier termination of this Agreement.

5.                                      Restriction on Transfer.

The Grantee shall not sell, assign, transfer, pledge, hypothecate, mortgage, encumber or otherwise dispose of, voluntarily or involuntarily, by operation of law or otherwise (collectively, “transfer”), the Award, any interest therein or any rights under this Agreement, except by will or the laws of descent and distribution upon death.

6.                                      Payment.

(a)                                 The Award in which the interest of the Grantee vests in accordance with the vesting schedule set forth in Appendix A shall be satisfied by payment of cash to the Grantee as soon as practicable after the applicable Vesting Date, but in no event later than two and one-half months after the end of the year in which vesting occurs, subject to the collection of withholding taxes in accordance with the withholding provision of Section 9 of this Agreement and to the holding and other requirements of the Ownership Guidelines.  Notwithstanding the foregoing, subject to Section 409A of the Code, to the extent that the Company reasonably anticipates its deduction with respect to the delivery of cash hereunder would not be permitted due to the application of Section 162(m) of the Code, such delivery may be delayed in accordance with the regulations promulgated under Section 409A of the Code.

(b)                                 Anything herein to the contrary notwithstanding, no distribution will be made in respect of any amount payable under the Award unless the Grantee will continue to meet, after such distribution, his or her ownership guideline under the Ownership Guidelines, until the Grantee’s employment with the Company ends. Any payment otherwise due under the Award may, instead of being paid to the Grantee, be held by the Company and then subsequently paid to the Grantee in accordance with the Ownership Guidelines. If any payment under the Award is, as a result of the Ownership Guidelines, not paid on the date that such payment would have been made if the Award had not been subject to the Ownership Guidelines (the “Payment Date”), and is instead paid at a later date, then the Payment Date, and not such later date, shall be treated by the Company and the Grantee as the date that such payment is made for all tax purposes, including for purposes of any Federal, state or local taxes and any related withholding requirements.

(c)                                  The Grantee may request that the Company pay to the Grantee some or all of the vested amount of the Award that is being held by the Company pursuant to the Ownership Guidelines and that may be paid to the Grantee in accordance with the Ownership Guidelines, provided that such request must be made in accordance with, and any such payment made by the Company shall be subject to all of the restrictions and limitations set forth in, the Ownership Guidelines. Except as set forth above, the Grantee shall have no right to cause the Company to make any payment of vested amounts of the Award that are being held by the Company in accordance with the Ownership Guidelines.

7.                                      No Transfer in Violation of Agreement.  The Company shall not be required to pay any amounts under the Award to any person or entity to which the Award shall purportedly have been sold, assigned or otherwise transferred in violation of this Agreement.  It is expressly understood and agreed that the restrictions on transfer imposed by this Agreement shall apply not only to voluntary transfers but also to involuntary transfers, by operation of law or otherwise.  The Grantee shall pay all legal fees and expenses of the Company arising out of or relating to any purported sale, assignment or transfer of the Award in violation of this Agreement.

8.                                      Severability.  If any provision of this Agreement shall be determined to be invalid, illegal or otherwise unenforceable by any court of competent jurisdiction, the validity, legality and enforceability of the other provisions of this Agreement shall not be affected thereby.  Any invalid, illegal or unenforceable provision of this Agreement shall be severable, and after any such severance, all other provisions hereof shall remain in full force and effect.

9.                                      Tax Matters.

(a)                                 The Grantee will be liable for any and all taxes, including, without limitation, withholding taxes, arising out of the grant, vesting or payment, including with respect to any payment treated as having been made on a Payment Date in accordance with Section 6(b) of this Agreement withholding on such Payment Date, of the Award.  The Company intends to meet its tax withholding obligation by withholding from any such payment to be made to or for the benefit of the Grantee, and the Grantee acknowledges and agrees that such withholding may occur.

(b)                                 The Grantee will provide the Company with all information that the Company shall request in connection with the Grantee’s receipt of the Award or payments in respect thereof in order for the Company to satisfy tax, accounting and legal reporting and other regulatory requirements.  Information should be provided to the attention of the Company’s General Counsel or, in his absence, to its Chief Financial Officer.

(c)                                  Any other provision of this Agreement to the contrary notwithstanding, the Grantee shall defend, indemnify and hold the Company harmless from and against any and all damages, costs, expenses, fines, penalties, reasonable attorney’s fees and claims of every kind or nature arising from the Grantee’s failure to provide any information required hereunder or to pay any tax amounts promptly and when due.

10.                               No Obligation to Continue Employment.  The Company is not obligated by or as a result of the Plan or this Award to continue the Grantee in employment with the Company and neither the Plan nor this Award shall interfere in any way with the right of the Company to terminate the employment relationship of the Grantee at any time.

11.                               Notices.  Any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given (a) upon personal delivery, (b) on the first business day after being sent by express mail or a nationally recognized overnight courier service, (c) upon transmission by facsimile with receipt confirmed, or (d) on the third business day after being sent by registered or certified mail, return receipt requested, postage prepaid.  To be effective, any such notice shall be addressed, if to the Company, at its principal office, and if to the Grantee at the last address of record on the books of the Company or at such other address as such party may designate by ten (10) days prior written notice to the other party hereto.

12.                               Benefit of the Agreement.  The rights and obligations of the Grantee hereunder are personal to the Grantee, and except as otherwise expressly provided herein, such rights and obligations may not be assigned or delegated by the Grantee without the prior written consent of the Company.  Any assignment or delegation of such rights and obligations of the Grantee absent such consent shall be void and of no force or effect.  This Agreement shall inure to the benefit of, and be binding upon, the legal representatives, successors and assigns of the Company and the heirs, legal representatives, successors and permitted assigns of the Grantee.  The rights and remedies of the Company hereunder shall be cumulative and in addition to all other rights and remedies the Company may have, at law, in equity, by contract or otherwise.  No modification, renewal, extension, waiver or termination of this Agreement or any of the provisions herein contained shall be binding upon the Company unless made in writing and signed by a duly authorized officer of the Company.

13.                               Choice of Law and Forum.  This Agreement shall be governed by, and construed and enforced in accordance with, the substantive laws of The Commonwealth of Massachusetts without regard to its principles of conflicts of laws.  All litigation arising from or relating to this Agreement shall be filed and prosecuted before any court of competent subject matter jurisdiction located in Boston, Massachusetts.  The Grantee consents to the jurisdiction of such courts over him or her, stipulates to the convenience, efficiency and fairness of proceeding in such courts, and covenants not to allege or assert the inconvenience, inefficiency or unfairness of proceeding in such courts.

14.                               Construction.  The genders and numbers used in this Agreement are used as reference terms only and shall apply with the same effect whether the parties are of the masculine, neuter or feminine gender, corporate or other form, and the singular shall likewise include the plural.

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